Exhibit (e)

PUBLIC DEBT

The public sector indebtedness of Queensland is comprised of a number of distinct categories; Public Debt to the Commonwealth, Other State Debt to the Commonwealth, Queensland Treasury Corporation Guaranteed Debt and Other Guaranteed Debt and Contingent Liabilities.

During April 1995, the Commonwealth Government and Queensland Government entered into an agreement (the Financial Agreement) whereby Queensland would pre-redeem its debt to the Commonwealth. This was carried out in July 1995.

Public Debt to the Commonwealth

The public debt to the Commonwealth results either from the Financial Agreement or from a specific arrangement between the Commonwealth and the Queensland Government concerning funds borrowed by the Queensland Government under the now expired Commonwealth Savings Bank Agreement.

Under the terms of the Financial Agreement, a State Government did not borrow in the market in its own name. Instead, the Commonwealth Government borrowed in the market in its name and then on-lent funds to the States. The resulting loan liability of the States to the Commonwealth is referred to in Queensland as the Public Debt to the Commonwealth. The debt servicing for these sums is funded from the Consolidated Fund. States were unrestricted in their use of these borrowings. The terms and conditions on which the Commonwealth Government on-lent the funds to the States mirrored the terms and conditions under which the Commonwealth itself borrowed the funds. However, under revised arrangements agreed to at the June 1990 Loan Council Meeting, the States and Territories have taken over responsibility as from July 1, 1990 for the refinancing of State and Territory debt to the Commonwealth. The debt is now financed by the State under a facility with Queensland Treasury Corporation.

The Debt Retirement Reserve Trust Account replaced the National Debt Sinking Fund from July 1, 1995. The Account is established under the 1994 Financial Agreement between the Commonwealth and the States as approved, ratified and validated with respect to Queensland by the Financial Agreement Act 1994. The Commonwealth and State are required to make contributions to this account in respect of the public debt of the State as specified in the Financial Agreement Act 1994. The State is required to make a contribution of an amount which, when added to the Commonwealth contribution, will equal the amount of debt to be redeemed in a Financial Year.

The outstanding balance of the State’s Public Debt to the Commonwealth as of June 30 in each of the previous five years is set out in the table below:

Public Debt to the Commonwealth

($ millions)

As at June 30,
2000	2001	2002	2003	2004
308(1)(2)	261(1)(2)	212(1)(2)	181(1)(2)	68(1)(2)

(1)	Outstanding debt relates to Commonwealth Government Instalment Inscribed Stock in the name of Commonwealth Bank of Australia.

(2)	Face value of debt less the Queensland Government’s net balance in the Debt Retirement Reserve Trust Account.

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Other State Debt to the Commonwealth

In addition to the funds lent to the States pursuant to the Financial Agreement, the Commonwealth Government also lends funds to the States in accordance with a variety of agreed Commonwealth/State programs. In general, these funds are on-lent to borrowers in accordance with the terms of the agreed program, with repayment being made to the State from the revenues of the ultimate borrowers. When on-lent by Queensland, the debt is generally secured by State claims on tangible assets of the ultimate borrower.

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The following table outlines the outstanding advances made by the Commonwealth under this category of debt.

Other State Debt to the Commonwealth and Treasury

	As at June 30,
Agreement/Program	2000	2001	2002	2003	2004
	($ millions)
Commonwealth and State Housing(1)	507	497	486	475	463	(2)
Backlog Sewerage Agreement	17	17	16	16	15
Natural Disaster Relief Assistance	6	14	13	11	10

TOTAL	541	538	526	513	500

(1)	This debt is a result of the Commonwealth lending funds to Queensland for onlending to qualified borrowers for various home purchase schemes. The debt has been consolidated and matures in 2042 with repayment rates fixed at approximately 4.5%.

(2)	Estimated Actual.

Note:	Amounts have been rounded to the nearest $1 million. Consequently, rounded amounts may not add to rounded totals.

Guaranteed Debt On-lent by Queensland Treasury Corporation

Queensland Treasury Corporation’s primary function to date has been to act as a central financing authority for on-lending funds raised by it to various Queensland statutory bodies. See section above headed “Queensland Treasury Corporation”. Under the provisions of the Act and the Statutory Bodies Financial Arrangements Act 1982 (as amended), financial arrangements entered into by a statutory body may be guaranteed by the Treasurer on behalf of the Government of Queensland.

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The Corporation’s guaranteed debt, as at the end of each of the last seven fiscal years, and the distribution of this debt among various borrowing authorities is detailed in the following table:

Guaranteed Debt Onlent by Queensland Treasury Corporation

	As at June 30,
	1998	1999	2000	2001	2002	2003	2004
				($M)
Distribution of debt
Bodies within the Public Accounts
Department of Corrective Services(1)	—	119	140	200	245	224	—
Department of Education	—	—	3	13	96	146	125
Department of Emergency Services	8	9	8	10	10	9	7
Department of Environment	—	—	—	—	—	—	—
Department of Health	531	490	479	643	641	623	539
Department of Primary Industries-Forest Services	87	78	80	82	83	89	85
Department of Premier & Cabinet	22	20	36	17	15	13	13
Department of Public Works(6)	406	331	305	302	265	253	257
Department of Housing(6)	—	75	67	60	—	—	—
Q-FLEET (car fleet leasing for Qld)	236	234	215	215	211	236	254
Department of Tourism Small Business & Industry	—	—	—	—	—	—	—
Department of Transport(2)	115	89	106	73	82	168	187
Department of Main Roads(2)	615	574	834	992	1,003	1,081	948
Department of Training and Industrial Relations	4	—	8	9	8	15	8
Queensland Treasury Department	7	8	—	—	61	66	—
Queensland Treasury (Consolidated Revenue)	1	1	—	—	—	—	—
State Gas Pipeline Construction Fund	—	—	—	—	—	—	—
Treasury Machine Gaming Division	13	—	—	—	—	—	—
Department of Natural Resources	169	151	138	127	—	—	—
Department of Justice and Attorney General	—	—	5	—	3	6	79
Department of State Development and Innovation	—	—	5	1	—	77	182
Other	24	19	52	88	156	63	28

Government Owned Corporations
Far North Queensland Electricity Corporation Limited(4)	133	—	—	—	—	—	—
Mackay Electricity Corporation Limited	60	—	—	—	—	—	—
North Queensland Electricity Corporation Limited(4)	156	—	—	—	—	—	—
Queensland Electricity Transmission Corporation Limited (Powerlink)(4)	642	741	1,031	1,141	1,260	1,395	1,410
ENERGEX Limited(4)(5)	970	1,280	1,510	1,520	1,776	1,880	1,763
South West Queensland Electricity Corporation Ltd(4)	127	—	—	—	—	—	—
Wide Bay Burnett Electricity Corporation Ltd(4)	80	—	—	—	—	—	—

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	As at June 30,
	1998	1999	2000	2001	2002	2003	2004
				($M)
Distribution of debt
Capricornia Electricity Corporation Limited(4)	147	—	—	—	—	—	—
Stanwell Corporation(4)	658	527	371	347	331	338	231
Tarong Energy Corporation(4)	448	289	235	419	558	684	287
CS Energy Ltd(4)	45	73	192	421	570	567	260
Ergon Energy Corporation Limited(4)	—	767	1,072	1,152	1,287	1,452	1,453
North West Energy Pty Ltd(4)	—	—	—	—	—	—	—
Queensland Rail	3,131	3,313	3,822	3,976	3,800	3,960	3,827
Port Authorities & Facilities (various)	518	514	729	776	720	837	941

Local Governments
Brisbane City Council	1,130	1,084	1,107	1,116	1,087	1,125	1,013
Cairns City Council	136	134	129	123	111	109	92
Gold Coast City Council	366	342	318	313	313	331	347
Logan City Council	136	123	124	123	117	110	98
Maroochy Shire Council	198	186	177	169	162	167	157
Redland Shire Council	106	99	98	95	91	105	106
Others	959	930	892	907	822	920	886

Statutory Authorities
River Improvement Trusts	5	4	3	2	2	1	1
Water Supply Boards	90	98	62	97	164	242	216
Other Statutory Authorities
Universities	52	49	46	71	54	66	64
Grammar schools	26	31	39	40	42	49	45
Other	40	79	90	101	159	327	319

Queensland Home Lending Programs	214	170	139	—	—	—	—

Other Bodies
Qld Motorways Limited(3)	769	782	834	879	981	1,069	960
Gateway Bridge Company(3)	—	—	—	—	—	—	—
Logan Motorway Company(3)	—	—	—	—	—	—	—
Suncorp\Metway	2,071	400	386	379	320	—	—
Queensland Treasury Holdings	840	717	572	—	—	33	35
Treasury Special Purpose Trust	95	—	—	—	6	—	—
Other	141	131	107	348	655	587	490

Total Funds Onlent	16,727	15,151	16,561	17,185	18,269	19,523	17,587
Undistributed Borrowings	3,685	4,824	2,308	4,857	4,679	3,799	2,032

Total Guaranteed Debt	20,412	19,975	18,869	22,042	22,948	23,322	19,619

(1)	All outstanding loans to the Department of Corrective Services were repaid on May 31, 2004.

(2)	In 1995-96, as a consequence of the change in Government, the Transport Portfolio was split between the Department of Transport and the Department of Main Roads.

(3)	Gateway Bridge Company and Logan Motorway Company are included under Qld Motorways Limited.

(4)

The electricity industry was restructured during 1998-99 when South West Queensland Electricity Corporation Ltd, Wide Bay Burnett Electricity Corporation Ltd, Capricornia Electricity Corporation Limited, Far North Queensland

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Electricity Corporation Limited and North Queensland Electricity Corporation Limited were merged to form Ergon Energy Corporation Limited. North West Energy Pty Ltd is a fully owned subsidiary of CS Energy Limited. North West Energy has borrowings of A$169 million on a non-recourse basis, not included in these figures.

(5)	Also during 1998-99 South East Queensland Electricity Corporation Limited changed its name to ENERGEX Limited.

(6)	In 1998-99, as a result of machinery of Government changes, the Department of Public Works and Housing was divided into the Department of Public Works and the Department of Housing.

The Corporation raises funds in both the domestic and international capital markets with the market value of borrowings (including State Debt to the Commonwealth of $68 million) under management as at June 30, 2004 at $21.702 billion, which includes $9.395 billion of off-shore debt based on the prevailing rates of exchange at June 30, 2004. Borrowings under management include the debt of local authorities and statutory bodies managed by the Corporation. The Corporation hedges its foreign debt portfolio through interest rate and currency swaps and other hedging and currency switching transactions.

The following table shows at June 30, 2004 the amount of principal of the Corporation’s outstanding indebtedness maturing over the next five years and for subsequent years. This table includes borrowings made by Authorities for which debt service responsibility has been assumed by the Corporation. The face value of maturing paper is used in the maturity structure. Accordingly, comparisons with the market value of debt disclosed in the previous paragraph are irrelevant.

Outstanding Indebtedness of QTC (Face Value)

Maturity Analysis

	As at June 30, 2004
	0-3 months	3-12 months	1-5 years	Over 5 years	TOTAL
	(in $ millions)
Offshore Debt(1)	647	2,021	2,432	4,060	9,160
Domestic Debt(2)(3)	235	2,457	3,327	5,987	12,006

TOTAL	$882	$4,478	$5,759	$10,047	$21,166

(1)	These totals have been translated into Australian dollars at a rate of exchange applicable at the balance date and do not include the net effect of currency swaps and forward currency contracts. They include US$310 million outstanding under the Corporation’s United States and European commercial paper facilities as at June 30, 2004.

(2)	Maturities of discounted loans are included at face value.

(3)	These totals include A$30 million outstanding under the Corporation’s Australian dollar Treasury note facility as at June 30, 2004.

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